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                              [LETTERHEAD OF EHOB]

June 8, 1999

Mr. Tim Kain
Dimension Distributing
36 Water Street
Kennebunk, ME 04043

Dear Tim:

Please let this letter serve as our basis in understanding our relationship in marketing EHOB's WAFFLE(R) and DermaCare(R) Brand Products in your territory. As we discussed, we want to build our business with a long-term perspective in mind. Currently, however, and as you well know, our immediate need to service leads and introduce new customers to our line is critical and is an essential first step in establishing a sustainable level of volume. We are very pleased with your eagerness to assist us in an important marketplace.


TERRITORY: Your area for WAFFLE(R) brand sales responsibility, which includes Dimension Distributing distributing WAFFLE(R) Brand Products, is the following
States: Maine, Vermont, New Hampshire, Massachusetts, Connecticut, Rhode Island and the following zip codes in the state of New York:
120, 121, 122, 123, 128, 129, 130, 131, 132, 133, 143, 135, 136,
137, 138, 139, 140, 141, 142, 143, 144, 145, 146, 147, 148, 149, 105, 106, 107,
108, 109, 124, 125, 126, 127, and zip codes in the state of Pennsylvania:
163, 164, 165, 167, 169, 170, 171, 172, 173, 174, 175, 176, 177, 178, 179, 180,
181, 182, 183, 184, 185, 186, 187, 188, 189, 192, 193, 194, 195, and 196.

Your area for DermaCare(R) brand sales responsibility includes the above states and zip codes except the following zip codes in New York:
140, 141, 142, 143, 144, 145, 146, 147, 148, 149 and some named accounts.
(see attachment)

PRODUCT: All EHOB WAFFLE(R) brand products and DermaCare brand products currently marketed are available for sale. Additional products designed, developed, or acquired by EHOB will be evaluated on a case-by-case basis. Consideration will be given to determine applicable fit within the medical channels serviced by Dimension Distributing's, past performance, number of trained reps and coverage

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COMPENSATION: In consideration of the successful performance of your duties, commission is paid at the rate of 10% on WAFFLE(R) Brand Products sales to authorized distributors or wholesalers, or others as approved. Exceptions may be made due to competitive or price sensitive accounts. The commission rate on DermaCae(R) sales differ based on product sold (see attachment). These rates are paid on sales made directly to customers, authorized distributors or wholesalers. Sales are defined as quantities invoiced multiplied by unit price, less any free goods, freight, promotional allowances, discounts or credits, rebates or returned goods. Commissions are to be paid fifteen working days following the month of shipment. Opportunities for earnings from contests, special new account promotions, volume goal achievement, etc. would be in addition to the regular commission. Free goods, discounts, or credit will be monitored by both EHOB and Dimension Distributing.


DUTIES: Your responsibilities include making sales presentations of the EHOB WAFFLE(R) brand products and DermaCare(R) brand products to appropriate personnel, buying committees, new product committees, etc., in-servicing training for nursing staff as required, lead follow-up and general account relationships for communicating warranty policies, credit or collection issues and clinical/trial evaluation feedback. As our representative, you help select wholesale distributors and dealers and generally promote the product line. This may include participation in trade shows and symposiums. It is expected that every effort will be made to fully develop the assigned territory by servicing, maintaining and increasing, where possible, sales volume in existing accounts and by developing new accounts. Marketing reports and forecasts are a part of the required obligation to communicate with EHOB.

TERM AND TERMINATION: The intent of our relationship is to cooperatively develop the markets serviced for mutual benefit over the long-term. This agreement will be enforced as long as no conflicts develop, as determined by EHOB, Inc with competing product lines, and EHOB customers within the territory are adequately serviced and new accounts cultivated. In the event this agreement needs to be terminated by either party, a 30-day written notice will be provided.

Please acknowledge acceptance of this agreement by signing both copies, retaining one for your file.


Sincerely,

/s/ Scott Rogers
Scott Rogers
Vice President, Sales

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/s/ Tim Kain                   Date  6/17/99
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Tim Kain
Dimension Distributing, Inc.



/s/ Scott Rogers               Date  6/8/99
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Scott Rogers
EHOB, Inc.